NI Holdings, Inc. Reports Results for Fourth Quarter and Year Ended December 31, 2025

FARGO, North Dakota, March 6, 2026 – NI Holdings, Inc. (“NI Holdings,” or the “Company,” NASDAQ: NODK) announced today results for the year ended December 31, 2025.

Summary of Year-End 2025 Results

(All comparisons vs. continuing operations for the year-end 2024, unless noted otherwise)

•	Direct written premiums were $54.1 million for the quarter, down 26% compared to the prior year quarter, and $289.8 million for the full year, down 15.3% compared to the prior year. The declines in both periods were primarily driven by the strategic decision to reduce written premiums in the Non-Standard Auto segment. This was partially offset by growth in the Home and Farm segment from new business, rate increases, and higher property values in North Dakota, South Dakota, and Nebraska, though results in South Dakota were tempered by lower retention rates.
•	Net earned premiums of $58.2 million, down 18.9% compared to prior year quarter, and full year net earned premiums of $270.7 million, down 12.7% compared to prior year.
•	Combined ratio was 109.6% for the quarter, up 29.6 points compared to the prior year quarter, driven by unfavorable prior year reserve development in the Non-Standard Auto segment, lower net earned premiums in Non-Standard Auto following the strategic decision to exit Illinois, South Dakota, and Arizona, as well as increased severity on liability claims and related current year reserve strengthening in the Private Passenger Auto segment.
•	Combined ratio was 109.9% for full year 2025, up 9.2 points compared to the prior year, primarily driven by unfavorable prior year development on liability loss reserves and lower net earned premiums in the Non-Standard Auto segment. Results in the Home and Farm segment were adversely affected by the historic second-quarter catastrophe event in North Dakota, which exceeded the Company’s $20 million reinsurance retention and triggered related reinstatement premiums, partially offset by favorable weather experience in South Dakota and Nebraska. The Private Passenger Auto segment continued to perform well overall, though results reflected increased severity on liability claims and related reserve strengthening, which contributed to the combined ratio deterioration.
•	Net investment income increased 6.9% to $11.7 million, driven by the favorable interest rate environment and increased average fixed income securities balance, offset by lower interest rates earned on cash and cash equivalents.
•	Loss per share of $(0.15) for the current year quarter compared to earnings per share of $0.47 for the prior year quarter, and loss per share of $(0.50) for the current year compared to earnings per share of $0.31 for the prior year.

	Three Months Ended December 31,			Year Ended December 31,
Dollars in thousands, except per share data (unaudited)	2025	2024	Change	2025	2024	Change
Direct written premiums	$54,079	$73,084	(26.0%)	$289,784	$342,301	(15.3%)
Net earned premiums	$58,248	$71,787	(18.9%)	$270,655	$310,110	(12.7%)
Loss and LAE ratio	67.7%	45.8%	21.9 pts	74.2%	66.9%	7.3 pts
Expense ratio	41.9%	34.2%	7.7 pts	35.7%	33.8%	1.9 pts
Combined ratio	109.6%	80.0%	29.6 pts	109.9%	100.7%	9.2 pts
Net Investment Income	$2,678	$2,854	(6.2%)	$11,702	$10,943	6.9%
Net income (loss) attributable to NI Holdings	$(3,156)	$9,848	(132.0%)	$(10,413)	$(6,060)	71.8%
Continuing operations	$(3,156)	$9,848	(132.0%)	$(10,413)	$6,600	(257.8%)
Discontinued operations	-	-	NM	-	$(1,512)	NM
Loss on sale of discontinued operations	-	-	NM	-	$(11,148)	NM
Return on average equity	(5.2%)	16.2%	(21.4) pts	(4.3%)	2.8%	(7.1) pts
Basic earnings (loss) per share	$(0.15)	$0.47	(131.9%)	$(0.50)	$(0.29)	72.4%
Continuing operations	$(0.15)	$0.47	(131.9%)	$(0.50)	$0.31	(261.3%)
NM = not meaningful

Management Commentary

“The focus of 2025 was on returning to our core businesses,” said Cindy Launer, President and Chief Executive Officer. “Our management team and employees worked diligently to sharpen our focus on what we do best – delivering leading insurance products and services across North Dakota, South Dakota, and Nebraska. While financial results in 2025 were disappointing, we are encouraged by the meaningful progress made to position the Company for future success.

We continued to experience unfavorable loss reserve development in the Non-Standard Auto segment, reinforcing our belief that the decision to exit this business in Illinois, Arizona, and South Dakota during 2025 was both prudent and necessary.

We were proud of the Company’s response to the historic catastrophe event in North Dakota. Although the event adversely impacted results, our core lines of business remained solid and profitable in 2025, underscoring the underlying strength of our franchise. Improved weather experience in South Dakota and Nebraska further demonstrated the resilience and diversification of our book of business.

Our investment portfolio again generated strong returns. Combined with the profitability of our core business, we believe these results provide a solid foundation for future growth.

Looking ahead to 2026, I am confident that the investments we are making in our business, employees, technology, and products, will advance our path back to profitability and support the creation of lasting value for our shareholders.”

Securities and Exchange Commission (SEC) Filings

The Company’s Annual Report on Form 10-K and latest financial supplement can be found on the Company’s website at www.niholdingsinc.com. The Company’s filings with the SEC can also be found at www.sec.gov.

About the Company

NI Holdings, Inc. is an insurance holding company. The Company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings. NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak’s wholly-owned subsidiaries American West Insurance Company, Primero Insurance Company, and Battle Creek Insurance Company; Direct Auto Insurance Company; and Westminster Insurance Company until the date of sale.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, including investment performance and yields, business prospects, growth and operating strategies, the impact of exiting the Non-Standard Auto segment and other strategic actions on operating results, our ability to realize future growth in our business, our ability to return to profitability and create lasting value for our shareholders, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, the changes in the international trade policies and the potential impact of such changes, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, including the impacts of climate change, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, the impact of inflation on our operating results, and other risks we describe in the periodic reports we file with the SEC. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contact:
Matt Maki

Executive Vice President, Treasurer and Chief Financial Officer
701-212-5976
IR@nodakins.com